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Exhibit 23.1



CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Registration Statements No. 333-84015, No. 333-42363 and No. 333-60417 of GateField Corporation on Form S-8, and No. 333-08089 and No. 333-27283 on Form S-3 of our reports dated March 14, 2000, appearing in this Annual Report on Form 10-K of GateField Corporation for the year ended December 31, 1999.





Deloitte & Touche LLP
San Jose, California
March 14, 2000